RESIDENTIAL ACCREDIT LOANS, INC.
                                   Depositor

                        RESIDENTIAL FUNDING CORPORATION
                                Master Servicer

                Mortgage Asset-Backed Pass-Through Certificates
                                Series 1999-QS2


                        Supplement dated March 8, 1999
                                      to
                Prospectus Supplement dated February 23, 1999
                                      to
                      Prospectus dated October 22, 1998


Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated February 23, 1999 (the "Prospectus Supplement").


      The "Designation" pertaining to the Class A-4 Certificates in the chart on page S-4 of the Prospectus Supplement shall be replaced by the following:

            Senior/Fixed Rate/Retail

      The "Designation" pertaining to the Class A-5 Certificates in the chart on page S-4 of the Prospectus Supplement shall be replaced by the following:

            Senior/Fixed Rate/Retail

      The third line under the heading "Minimum denominations" in the "Summary" section of the Prospectus Supplement shall be replaced by the following:

Class A-4, Class A-5, Class A-6, Class A-7 and Class A-8
Certificates:  $1,000.

      The subheading entitled "Class A-6, Class A-7 and Class A-8 Certificates" in the section entitled "Special Yield and Prepayment Considerations" under the caption entitled "Risk Factors" in the Prospectus Supplement shall be replaced by the following subheading:

     Class A-4, Class A-5, Class A-6, Class A-7 and Class A-8 Certificates



                           Bear, Stearns & Co. Inc.
                                 Underwriter



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The first sentence under such subheading shall be replaced by the following:

The Class A-4, Class A-5, Class A-6, Class A-7 and Class A-8 Certificates will receive a portion of principal payments after certain other classes of Class A Certificates have received principal payments.

The third sentence under such subheading shall be replaced by the following:

IN ADDITION TO THE CONSIDERATIONS SET FORTH ABOVE, INVESTORS IN THE CLASS A-4, CLASS A-5, CLASS A-6, CLASS A-7 AND CLASS A-8 CERTIFICATES SHOULD BE AWARE THAT SUCH CERTIFICATES MAY NOT BE AN APPROPRIATE INVESTMENT FOR ALL PROSPECTIVE INVESTORS.

The sixth sentence under such subheading shall be replaced by the following:

Investors in the Class A-4, Class A-5, Class A-6, Class A-7 and Class A-8 Certificates should be aware that such certificates have a later priority of payment with respect to principal in relation to some of the other classes of Class A Certificates.

      The second sentence in the first paragraph under the caption entitled "Description of the Certificates--General" in the Prospectus Supplement shall be replaced by the following:

The Class A-4 Certificates, Class A-5 Certificates, Class A-8 Certificates and the Retail Lottery Certificates are collectively referred to herein as the "Retail Certificates."


THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS
AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ
IN CONJUNCTION THEREWITH.

UNTIL JUNE 7, 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THE RETAIL CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.





                           Bear, Stearns & Co. Inc.
                                 Underwriter



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